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EXHIBIT 12(a)


              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)


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                                                                 Nine Months
                                                                       Ended
                            ____   Year Ended December 31,          Sept. 30,
                            1992     1993     1994      1995     1996   1997

Earnings:
 1. Income before
     income taxes and
     cumulative effects
     of accounting
     changes             $ 1,001   $1,698   $  987  $  469  $ 1,131   $  953
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)        3,115    3,168    3,911   5,138    5,483    4,243
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates        40       30       45      28       30    (113)
 4. Earnings including
     interest on deposits  4,076    4,836    4,853   5,579    6,584    5,309
 5. Less: Interest on
           deposits        1,119    1,013      965  1,360     1,355    1,406
 6. Earnings excluding
     interest on deposits $2,957   $3,823   $3,888  $4,219   $5,229   $3,903

Fixed Charges:
 7. Interest Expense      $3,083   $3,137   $3,880  $5,105   $5,451   $4,214
 8. Estimated interest
     component of net
     rental expense           32       31       31      33       32       26
 9. Amortization of debt
     issuance expense          -        -        -       -        -        3
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest  3,115    3,168    3,911   5,138    5,483    4,243
11. Add: Capitalized
          interest             -        -        -       -        -   _____-
12. Total fixed charges    3,115    3,168    3,911   5,138    5,483    4,243
13. Less: Interest on
           deposits
           (Line 5)        1,119    1,013      965   1,360    1,355    1,406
14. Fixed charges excluding
     interest on deposits $1,996   $2,155   $2,946  $3,778   $4,128 $  2,837

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)         1.31     1.53     1.24    1.09     1.20     1.25
  Excluding interest on
   deposits
   (Line 6/Line 14)         1.48     1.77     1.32    1.12     1.27     1.38

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